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                                                                    EXHIBIT 34.2

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholder
First National Credit Card Center, Inc.

We have examined management's assertion, included in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that First National Credit Card Center, Inc. (FNCCC), which is a wholly-owned subsidiary of First National Bank of Omaha (FNBO), complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for asset backed securities transactions involving credit card receivables conducted by First National Master Note Trust (the "Platform") as of and for the year ended December 31, 2008, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 112(d)(3)(iii), 1122(d)(3)(iv)
and 1122(d)(4)(x), which management has determined are not applicable to the activities performed by FNCCC with respect to the Platform. Management is responsible for FNCCC's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about FNCCC's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about FNCCC's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether FNCCC performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by FNCCC during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by FNCCC during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the FNCCC's compliance with the servicing criteria.

In our opinion, management's assertion that FNCCC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform is fairly stated, in all material respects.


/s/ Deloitte & Touche LLP
Omaha, Nebraska
March 27, 2009